UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 15, 2011
SUPERIOR BANCORP

(Exact Name of Registrant as Specified in Charter)
Delaware

State or Other Jurisdiction of Incorporation

0-25033	63-1201350

(Commission File Number)	(IRS Employer Identification No.)

17 North 20th Street, Birmingham, Alabama	35203

(Address of Principal Executive Offices)	(Zip Code)
(205) 327-1400

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.03. Bankruptcy or Receivership
     On April 15, 2011, the Office of Thrift Supervision (the “OTS”) closed Superior Bank (the “Bank”), the wholly owned subsidiary and principal asset of Superior Bancorp (the “Corporation”), and appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver of the Bank.
     In connection with the closure of the Bank, the FDIC issued a press release, dated April 15, 2011, announcing the following:
•	The FDIC entered into a purchase and assumption agreement with Superior Bank, N.A. to assume all of the deposits of the Bank. Depositors of the Bank will automatically become depositors of Superior Bank, N.A. Deposits with Superior Bank, N.A. will continue to be insured by the FDIC, so there is no need for customers to change their banking relationship to retain their deposit insurance.

•	The Bank’s offices will reopen during their normal business hours beginning on April 16, 2011 as branches of Superior Bank, N.A.

•	The FDIC and Superior Bank, N.A. entered into a loss-share transaction on $1.84 billion of the Bank’s assets which provides for Superior Bank, N.A. and the FDIC to share in the losses on the asset pools covered under the loss-share agreement.

•	Customers with questions can call the FDIC toll-free at 1-800-640-2538 or visit www.fdic.gov/bank/individual/failed/superior_al.html.
     A complete copy of the FDIC’s press release can be found at www.fdic.gov/news/news/press/2011/pr11073.html.
     The Corporation’s principal asset was the Bank. The Corporation does not expect to receive anything for its interest in the Bank from the FDIC or the purchaser of the Bank. The Corporation’s liabilities, include, but are not limited to, senior debt of approximately $5.9 million outstanding under its line of credit and approximately $121.7 million in subordinated debentures.
     As of April 15, 2011, the amount of the Corporation’s senior debt exceeded the value of the Corporation’s assets. Thus, it is expected that there will be no assets of the Corporation available for distribution to the Corporation’s subordinated debenture holders or to any of its preferred or common stockholders. Accordingly, the Corporation is insolvent.
     The Corporation has ceased all business activity and operations because the Bank was the Corporation’s only source of meaningful revenue, and the Corporation is engaged in no other meaningful business activities. The Corporation does not have revenue from continuing operations or other funds available to pay its officers, advisors or accountants. Thus, the Corporation may be unable to make future filings with the Securities and Exchange Commission. The Corporation is considering its options for winding down its affairs including the possibility of filing a voluntary petition seeking relief under Chapter 7 of Title 11 of the United States Code.

Item 2.04. Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement
     The appointment of a receiver for the Bank, is an event of default under each of the Corporation’s five Indentures pursuant to which an aggregate total of $121.7 million in the Corporation’s subordinated debentures has been issued and is a default under the related trust preferred securities. Each trustee under each indenture, or the holders of not less than 75% in the principal aggregate amount of the debentures outstanding, may declare the entire principal amount of the debentures and interest accrued thereon to be due and payable immediately.
     The appointment of a receiver of the Bank is also an event of default under the Corporation’s loan agreement with BB&T, under which $5.9 million is currently outstanding. The Corporation is in default under the loan agreement with BB&T. BB&T has the right to accelerate the amounts due under the loan agreement immediately.
     In connection with the closure of the Bank, the Corporation and the Bank expect to receive notices, from substantially all of the counterparties (including, without limitation, lenders) to the Corporation’s and/or the Bank’s material agreements, of alleged events of default under those agreements, and of those counterparties’ intentions to terminate those agreements or accelerate the Corporation’s and/or the Bank’s performance of those agreements. The Corporation and/or the Bank may dispute certain of those notices. However, in the event of a default by the Corporation and/or the Bank under one or more of those material agreements or in the event of the termination of one or more of the material agreements, the Corporation’s and/or the Bank’s financial and other obligations under such agreements may be accelerated. The Corporation and/or the Bank may be subject to penalties under those agreements and also may suffer cross-default claims from counterparties under the Corporation’s and/or the Bank’s other agreements.
Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard
     On April 18, 2011, the Corporation received a staff determination letter from the NASDAQ Stock Market indicating that the Corporation’s shares will be delisted from NASDAQ pursuant to Rules 5101, 5110(b) and IM-5101-1 as a result of the closure of the Corporation’s subsidiary and principal asset, the Bank, by the OTS and the appointment of the FDIC as receiver of the Bank. As previously disclosed in its Current Reports on Form 8-K, the Corporation received a prior notification from NASDAQ on November 17, 2010, that the Corporation no longer complied with the minimum bid requirement in NASDAQ Listing Rule 5450(a) and on April 6, 2011, that the Corporation was not in compliance with NASDAQ Listing Rule 5250(c)(1) for failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2010.
     Pursuant to the determination letter, trading in the Corporation’s common stock was halted by NASDAQ on April 15, 2011. The Corporation does not intend to appeal the delisting decision. As a result, trading will remain halted until trading is permanently suspended on April 27, 2011.

Item 8.01. Other Events
     See Item 1.03, Item 2.04 and Item 3.01 above which are incorporated herein by this reference.
Item 9.01. Financial Statements and Exhibits

(d) Exhibits	Description

Exhibit 99.1	Press Release dated April 18, 2011

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR BANCORP
By:	/s/ James A. White
James A. White
Chief Financial Officer

Date: April 18, 2011